Exhibit 99.1

Fox Factory Holding Corp. Announces Third Quarter Fiscal Year 2014 Financial Results

Third Quarter Sales Increased 9.5% to $90.1 Million
Third Quarter Net Income Increased 3.7% to $10.3 Million
Third Quarter Adjusted EBITDA Increased 4.7% to $18.1 Million
Board of Directors Authorizes $40 Million Share Repurchase Program

SCOTTS VALLEY, California – November 5, 2014 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the third quarter and nine months ended September 30, 2014.

Third Quarter Fiscal 2014 Highlights
•Sales increased 9.5% to $90.1 million compared to $82.3 million in the same period last fiscal year
•Gross margin improved 90 basis points to 31.7% compared to 30.8% in the same period last fiscal year, improving year to date gross margin by 160 basis points
•Net income was $10.3 million, or $0.27 per diluted share, compared to $9.9 million, or $0.27 per diluted share last fiscal year
•Non-GAAP adjusted net income was $12.2 million compared to $12.1 million in the same period last fiscal year
•Adjusted EBITDA was $18.1 million compared to $17.3 million in the same period last fiscal year

“Our team continued to execute on our ongoing strategic initiatives resulting in solid gross margin expansion in the third quarter and year-to-date in 2014,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Sales from our powered vehicle products, particularly in the snow, off-road, and truck markets, performed well enabling us to achieve year-over-year sales growth. While our mountain bike revenue performed lower than we anticipated, we remain encouraged by the early positive reception to our next model year product offerings and we anticipate improved financial performance in fiscal year 2015.”
“We continue to progress on moving our bike production to Taiwan and we remain on track to finish the transition by the end of 2015. Approximately 50% of our total bike forks were produced in our Taiwan facility in the third quarter and we look forward to the future operating efficiencies this move will facilitate.” concluded Mr. Enterline.
Sales for the third quarter of fiscal 2014 were $90.1 million, an increase of 9.5% from sales of $82.3 million in the third quarter of fiscal 2013. The increase reflects 50.5% growth in sales of powered vehicle products and an 8.1% decrease in sales of mountain bike products. The decrease in bike product sales was attributable to various factors, including industry supply chain issues, increased competitive environment in certain product categories, and weaker sell through of our products than initially anticipated. The growth in powered vehicle product sales was primarily driven by Sport Truck USA, Inc.
Gross margin was 31.7% for the third quarter of fiscal 2014, a 90 basis point increase from gross margin of 30.8% in the third quarter of fiscal 2013. The improvement in gross margin reflects the Company’s successful execution of its operational initiatives targeted at improving manufacturing and supply chain efficiencies, as well as continued execution of its product design for manufacturability program.

Total operating expenses were $14.6 million, or 16.2% of sales, for the third quarter of fiscal 2014, compared to $10.6 million, or 12.8% of sales, in the third quarter of the prior fiscal year. The increase in operating expenses was primarily due to the inclusion of Sport Truck USA, Inc.’s operating expenses in the Company’s consolidated results, higher stock-based compensation expense, acquisition and integration costs, additional costs to operate as a public company and investments in infrastructure, brand and technology to support future growth.
Operating income was $13.9 million for the third quarter of fiscal 2014, compared to operating income of $14.8 million in the third quarter of fiscal 2013.
Net income in the third quarter of fiscal 2014 was $10.3 million, an increase of 3.7% compared to $9.9 million in the third quarter of the prior fiscal year. Earnings per diluted share for the third quarter of fiscal 2014 was $0.27 consistent with the prior fiscal year.
Non-GAAP adjusted net income in the third quarter of fiscal 2014 was $12.2 million, an increase of 1.3% compared to $12.1 million in the third quarter of the prior fiscal year. Non-GAAP adjusted earnings per diluted share for the third quarter of fiscal 2014 was $0.32 compared to $0.33 in the third quarter of fiscal 2013 on 1.4 million higher diluted shares outstanding. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the third quarter of fiscal 2014 was $18.1 million, compared to $17.3 million in the third quarter of fiscal 2013. Adjusted EBITDA margin in the third quarter of fiscal 2014 was 20.1%, compared to 21.0% in the third quarter of fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

First Nine Months Fiscal Year 2014 Results
Sales for the nine months ended September 30, 2014, were $232.6 million, an increase of 12.1% compared to the same period in 2013. Sales of powered vehicle products increased 40.8% while sales of mountain bike products decreased 2.0% for the first nine months of 2014 compared to the prior year period.
Gross margin was 31.2% in the first nine months of fiscal 2014, a 160 basis point improvement compared to gross margin of 29.6% in the first nine months of fiscal 2013.
Net income in the first nine months of fiscal 2014 was $24.8 million, an increase of 29.3% compared to $19.2 million in the first nine months of the prior year. Earnings per diluted share for the first nine months of fiscal 2014 were $0.66 compared to $0.55 in same period of fiscal 2013.
Non-GAAP adjusted net income in the first nine months of fiscal 2014 was $26.5 million, an increase of 13.7% compared to $23.3 million in the first nine months of the prior year. Non-GAAP adjusted earnings per diluted share for the first nine months of fiscal 2014 was $0.70 compared to $0.66 in the first nine months of fiscal 2013 based on an increase of 2.7 million diluted shares outstanding. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 12.0% to $43.4 million in the first nine months of fiscal 2014, compared to $38.7 million in the first nine months of fiscal 2013. Adjusted EBITDA margin in the first nine months of fiscal 2014 was 18.6% compared to 18.7% in the first nine months of fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of September 30, 2014, the Company had cash and cash equivalents of $1.9 million. Total debt was $30.8 million, compared to $8.0 million as of December 31, 2013. The increase is due to borrowings for the Company’s acquisition of Sport Truck. Inventory was $54.9 million as of September 30, 2014, compared to $42.8 million as of December 31, 2013. The increase is primarily due to the inclusion of Sport Truck’s inventory along with normal seasonal growth. As of September 30, 2014, accounts receivable and accounts payable were $40.6 million and $24.8 million, respectively, compared to December 31, 2013 balances of $33.8 million and $24.3 million, respectively. The changes in both accounts receivable and accounts payable are primarily driven by the normal seasonality of the Company’s business and the acquisition of Sport Truck.

Share Repurchase Program
The Company announced today in a separate press release that on November 3, 2014 the Board of Directors authorized a share repurchase program for up to $40 million of the Company’s outstanding common stock.

Fiscal 2014 Guidance
For the fourth quarter of fiscal 2014 the Company expects sales in the range of $69 million to $75 million and non-GAAP adjusted earnings per diluted share in the range of $0.15 to $0.20.
The Company expects sales in the range of $302 million to $308 million and non-GAAP adjusted earnings per diluted share in the range of $0.85 to $0.90 based on approximately 38 million weighted average diluted shares outstanding for fiscal 2014.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles; contingent consideration valuation adjustment; secondary offering expense; certain acquisition related adjustments and expenses; and a one-time tax benefit, net of costs. The adjustments are more fully described in the tables included at the end of this press release.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13593655. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, costs of our secondary offering, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other (income) expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, costs related to our secondary offering, contingent consideration valuation adjustments, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of September 30,	As of December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,937	$1,683
Accounts receivable (net of allowance for doubtful accounts of $383 and $366 at September 30, 2014 and December 31, 2013 respectively)	40,610	33,781
Inventory	54,946	42,783
Prepaids and other current assets	4,753	2,648
Deferred tax assets	4,512	3,490
Total current assets	106,758	84,385
Property, plant and equipment, net	19,166	13,418
Loan fees, net	860	717
Goodwill	44,007	31,925
Intangibles, net	57,800	27,284
Other assets	702	—
Total assets	$229,293	$157,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,826	$24,254
Accrued expenses	11,962	12,451
Liability reserve for uncertain tax positions	7,582	7,796
Current portion of long-term debt	2,500	—
Current portion of contingent consideration	7,212	—
Total current liabilities	54,082	44,501
Line of credit	—	8,000
Long-term debt, less current portion	28,250	—
Deferred rent	752	931
Deferred tax liabilities	9,705	12,005
Contingent consideration, less current portion	11,686	—
Total liabilities	104,475	65,437

Stockholders’ equity
Preferred stock, $0.001 par value—10,000,000 authorized and no shares issued or outstanding as of September 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value—90,000,000 authorized and 36,984,129 and 36,317,087 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively;	37	36
Additional paid-in capital	95,629	87,788
Accumulated other comprehensive loss	(144)	(15)
Retained earnings	29,296	4,483
Total stockholders’ equity	124,818	92,292
Total liabilities and stockholders’ equity	$229,293	$157,729

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Sales	$90,148	$82,293	$232,630	$207,487
Cost of sales	61,601	56,960	160,113	146,074
Gross profit	28,547	25,333	72,517	61,413
Operating expenses:
Sales and marketing	5,282	3,621	14,244	10,382
Research and development	3,468	2,500	10,228	7,442
General and administrative	4,202	3,098	12,932	8,588
Amortization of purchased intangibles	1,684	1,341	4,719	4,023
Total operating expenses	14,636	10,560	42,123	30,435
Income from operations	13,911	14,773	30,394	30,978
Other expense, net:
Interest expense	291	2,015	722	3,968
Other expense (income), net	1	(38)	(156)	(19)
Other expense, net	292	1,977	566	3,949
Income before income taxes	13,619	12,796	29,828	27,029
Provision for income taxes	3,328	2,872	5,015	7,834
Net income	$10,291	$9,924	$24,813	$19,195
Earnings per share:
Basic	$0.28	$0.28	$0.68	$0.56
Diluted	$0.27	$0.27	$0.66	$0.55
Weighted average shares used to compute earnings per share:
Basic	36,904	35,013	36,658	33,983
Diluted	37,853	36,423	37,773	35,108

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and nine months ended September 30, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Net income	$10,291	$9,924	$24,813	$19,195
Amortization of purchased intangibles (net of tax)(1)	1,413	1,110	3,391	2,857
Acquisition and integration related expenses (net of tax) (1) (2)	605	—	1,715	—
Contingent consideration valuation adjustment (net of tax) (1) (3)	(115)	—	(115)	—
Secondary offering expense (net of tax) (1) (4)	46	—	314	—
One-time tax benefit net of cost (5)	—	—	(3,656)	—
Non-cash expense for un-amortized loan origination fees (net of tax) (1) (6)	—	997	—	997
Management fee (net of tax) (1) (7)	—	56	—	219
Non-GAAP adjusted net income	$12,240	$12,087	$26,462	$23,268

Non-GAAP adjusted EPS
Basic	$0.33	$0.35	$0.72	$0.68
Diluted	$0.32	$0.33	$0.70	$0.66

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,904	35,013	36,658	33,983
Diluted	37,853	36,423	37,773	35,108
(1) The amounts of the adjustments, net of tax, were calculated using the respective effective tax rate, excluding the one-time tax benefit net of cost.
(2) Represents various acquisition related items including the impact of the finished goods inventory valuation adjustment recorded in the Company’s acquisition of Sport Truck, USA Inc. (“Sport Truck”) of $326 and $559 for the three and nine months ended, respectively, the amortization of a portion of the Sport Truck purchase price classified as compensation expense of $104 and $186 for the three and nine months ended, respectively, and acquisition related costs and expenses incurred to integrate Sport Truck into the Company’s operations of $175 and $970 for the three and nine months ended, respectively.
(3) Represents the periodic revaluation of our contingent consideration associated with our acquisition of Sport Truck based on current assumptions regarding volatility, interest rates and forecasted performance.
(4) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(5) Represents a one-time tax benefit of $3.8 million related to the reapportionment of income, net of professional fees incurred to evaluate and claim the benefit.
(6) Represents a $1.4 million non-cash expense, net of tax, for the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility.
(7) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and nine months ended September 30, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Net income	$10,291	$9,924	$24,813	$19,195
Depreciation and amortization	2,538	1,944	7,073	5,757
Stock based compensation (1)	1,043	547	2,965	1,675
Acquisition and integration related expenses (2)	721	—	2,439	—
Contingent consideration valuation adjustment (3)	(137)	—	(137)	—
Secondary offering expense (4)	55	—	455	—
Provision for income taxes	3,328	2,872	5,015	7,834
Cost associated with one-time tax benefit (5)	—	—	192	—
Other expense, net (6)	292	1,977	566	3,949
Management fee (7)	—	58	—	308
Adjusted EBITDA	$18,131	$17,322	$43,381	$38,718

(1) Represents non-cash, stock based compensation.
(2) Represents various acquisition related items including the impact of the finished goods inventory valuation adjustment recorded in the Company’s acquisition of Sport Truck of $389 and $737 for the three and nine months ended, respectively, the amortization of a portion of the Sport Truck purchase price classified as compensation expense of $123 and $246 for the three and nine months ended, respectively, and acquisition related costs and expenses incurred to integrate Sport Truck into the Company’s operations $209 and $1,456 for the three and nine months ended, respectively.
(3) Represents the periodic revaluation of our contingent consideration associated with our acquisition of Sport Truck based on current assumptions regarding volatility, interest rates and forecasted performance.
(4) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(5) Represents professional fees incurred to evaluate and claim a one-time tax benefit of $3.8 million related to the reapportionment of income.
(6) Other expense, net includes interest expense, gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items.
(7) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$18,131	$17,322	$43,381	$38,718
Divided by sales	90,148	82,293	232,630	207,487
Adjusted EBITDA margin	20.1%	21.0%	18.6%	18.7%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to incorporate Sport Truck into its current business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com